Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (File Nos. 333-260245, 333-261537, 333-264224, and 333-271047) on Form S-8 and (No. 333-271040) on Form S-3 of our reports dated March 25, 2024, with respect to the consolidated financial statements of GitLab Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Pittsburgh, Pennsylvania
March 25, 2024